Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Shell Company Report on Form 20-F, of our report dated February 14, 2024, which includes an explanatory paragraph relating to two’s ability to continue as a going concern, relating to the financial statements of two as of and for the years ended December 31, 2023 and 2022, which is contained in Registration Statement on Form F-4 (File No. 333-275972). We also consent to the reference to us under the caption “Auditors” and “Statement by Experts” in the Shell Company Report.

/s/ WithumSmith+Brown, PC

New York, New York

March 29, 2024